Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated December 10, 2009, is made and entered into among ITRACKR, INC., a Florida corporation (the “Purchaser”), MUST HAVES, INC., a Florida corporation (the “Company”), ITRACKR ACQUISITION, INC., a Florida corporation and wholly owned subsidiary of the Company (“Subsidiary”).

WHEREAS, the parties desire that on the terms and subject to the conditions contained in this Agreement, Purchaser merge with and into the Subsidiary, with the Subsidiary surviving the transaction; and

WHEREAS, for federal income tax purposes, it is intended that the Merger will be a reorganization described in Section 368 of the Code.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms, as used herein, shall have the following meanings:

(a) “Action” means any action, claim, dispute, proceeding, suit or investigation (whether civil, criminal, administrative or investigative), or any appeal therefrom.

(b) “Affiliate” means any Person, a spouse of such Person, any child or parent sharing the same household with such Person, any director or officer of such Person, and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

(c) “Agreement” means this Agreement and Plan of Merger and shall include all of the Schedules and Exhibits attached hereto.

(d) “Approval” means any approval, authorization, consent, license, franchise, order, registration, permit or other confirmation of or by, or filing with, a Person.

(e) “Business Day” means any day other than a Saturday, a Sunday, a legal holiday in the State of Florida or a day on which commercial banks in the State of Florida are permitted or authorized to close.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(g) “Company Common Stock” means the common stock, no par value, of the Company.

(h) “Condition” means, with respect to a Person, the business, liabilities, properties, prospects, assets, operations, results of operations and/or condition (financial or otherwise) of such Person.

(i) “Damages” means any claim, loss, deficiency (financial or otherwise), Liability, cost or expense (including, without limitation, reasonable attorneys’ fees, costs and expenses) or damage of any kind or nature whatsoever.

(j) “Environmental Laws” means all currently existing foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(k) “FBCA” means the Florida Business Corporation Act.

(l) “GAAP” means United States generally accepted accounting principles.

(m) “Governmental Authority” means any United States federal, state, local, foreign or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

(n) “Hazardous Materials” means any substance: (i) the presence of which requires or may require investigation or remediation of any kind under any Environmental Laws; (ii) which is defined as “hazardous waste,” “hazardous material,” “residual waste,” “hazardous substance,” “pollutant” or “contaminant” under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, CERCLA and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or (iii) which is otherwise regulated pursuant to any applicable Environmental Law.

(o) “Indemnified Party” means any party entitled to indemnification pursuant to Section 10.1 hereof.

(p) “Law” means any federal, state, local or foreign law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process (including, without limitation, any zoning or land use law or ordinance, building code, Environmental Law, securities, blue sky, civil rights or occupational health and safety law or regulation) or administrative interpretation thereof, and any court, or arbitrator’s order or process.

(q) “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.

(r) “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

(s) “Material Adverse Effect” means, with respect to a Person, any change or effect that is materially adverse to the condition of such Person.

(t) “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.

(u) “Purchaser Common Stock” means the common stock of the Purchaser.

(v) “Representatives” means with respect to any Person, its stockholders, employees, officers, directors, investment bankers, attorneys, agents, representatives or Affiliates.

(w) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereto.

(x) “Tax” means any United States federal, state or local or foreign income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

(y) “Tax Law” means the Law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax.

(z) “Tax Return” means any federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistently applied.

1.3 Singular and Plural Forms. The use herein of the singular form also denotes the plural form, and the use of the plural form herein also denotes the singular form, as in each case the context may require.

1.4 Gender Forms. The use herein of any gender word (such as “he” or “his”) includes both the male and female genders.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions set forth in this Agreement and in accordance with the FBCA, at the Effective Time, Purchaser shall be merged with and into the Subsidiary in accordance with this Agreement and the separate existence of Purchaser shall cease (the “Merger”). The Subsidiary shall survive the Merger and the Company and shall continue to be governed by the laws of the State of Florida (as such, the “Surviving Corporation”). The Merger shall have the effects set forth in the FBCA.

2.2 Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Roetzel & Andress, Ft. Lauderdale, Florida, as soon as practicable, but in any event within three Business Days after the day on which the last to be fulfilled or waived of the conditions set forth in Articles VII and VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the parties may agree in writing (the “Closing Date”).

2.3 Effective Time of the Merger. The Merger shall become effective on the date and at the time at which a properly executed certificate of merger (the “Certificate of Merger”) is duly filed with the Secretary of State of the State of Florida, or at such later date and time as may be specified therein. The Certificate of Merger filing shall be made as soon as practicable on or after the Closing Date. When used in this Agreement, the term “Effective Time” means the date and time on which such Certificate of Merger is so filed or such later time as the parties shall designate therein.

2.4 Certificate of Incorporation. The Certificate of Incorporation of the Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation unless and until amended as provided by Law and the Certificate of Incorporation.

2.5 By-Laws. The By-laws of the Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation unless and until amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation.

2.6 Directors.

(a) Of the Surviving Corporation. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation or as otherwise provided by Law.

(b) Of the Company. The directors of Purchaser at the Effective Time shall be the directors of the Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and by-laws of the Company or as otherwise provided by Law.

2.7 Officers.

(a) Of the Surviving Company. The officers of the Purchaser at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by Law.

(b) Of the Company. The officers of Purchaser at the Effective Time shall be the officers of the Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and by-laws of the Company or as otherwise provided by Law.

ARTICLE III

CONVERSION OF SHARES

3.1 Effect on Capital Stock.

(a) Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of Subsidiary, the Company, or Purchaser, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Company Common Stock. Each of the shares of Purchaser Common Stock converted in accordance with this Section 3.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Purchaser Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1, upon the surrender of such certificate in accordance with Section 3.2 hereof. Each share of Subsidiary Common stock outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time.

(b) Options and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an option or warrant issued by the Purchaser and outstanding as of the Effective Time (the “Options/Warrants”), the Company shall assume the obligations of Purchaser under the Options/Warrants, such that upon the exercise of any such Option/Warrant pursuant to the terms thereof, the Option/Warrant holder shall receive one share of Company Common Stock (based on the exchange ratio in 3.1(a) above) for each 1 share of Common Stock of the Purchaser the Option/Warrant holder would have received otherwise. Other than as set forth in this Section 3.1(b), all terms of the Options/Warrants shall remain unchanged (e.g. exercise price, term, etc.). The Company shall also assume and adopt the Purchaser’s 2007 Equity Incentive Plan.

(c) Convertible Debt. Except as to approximately $200,000 of debt held by John Rizzo and $389,000 accrued as of November 30, 2009 under Mr. Rizzo’s employment agreement and convertible debt to be issued pursuant to Section 7.10, at or prior to the Effective Time, all convertible indebtedness of the Purchaser shall either (i) have been converted to common stock of the Purchaser or (ii) repaid.

3.2 Surrender of Certificates Representing Shares. At the Effective Time, each shareholder of Purchaser, upon surrender to the Company of one or more certificates in valid form representing the shares of Purchaser Common Stock, duly endorsed in blank or accompanied by duly executed stock powers, shall be entitled to receive the consideration set forth in Section 3.1 in respect of the shares of capital stock represented by such certificates. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such consideration as set forth in Section 3.1 Each certificate representing shares of Company Common Stock issued upon surrender of Purchaser Common Stock shall bear a legend stating:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT, AND IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

3.3 No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Purchaser Common Stock. In lieu of any such fractional shares of Company Common Stock, each holder of shares of Purchaser Common Stock who would otherwise have been entitled to a fraction of a share of Company Common Stock upon surrender of stock certificates for exchange pursuant to this Article III will be issued one full share of Company Common Stock in consideration of said fractional share of Purchaser Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted. The Company is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction. The Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted. The Subsidiary is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction.

4.2 Corporate Records. Copies of the certificate of incorporation of the Company, certified by the Secretary of State of the State of Florida, and of the by-laws of the Company, certified by the Secretary of such corporation, heretofore delivered to the Purchaser are true and complete copies of such instruments as amended to the date of this Agreement. Such certificate of incorporation and by-laws of the Company are in full force and effect. The Company is not in violation of any provision of its certificate of incorporation or by-laws. Copies of the certificate of incorporation of the Subsidiary, certified by the Secretary of State of the State of Florida, and of the by-laws of the Subsidiary, certified by the Secretary of such corporation, heretofore delivered to the Purchaser are true and complete copies of such instruments as amended to the date of this Agreement. Such certificate of incorporation and by-laws of the Subsidiary are in full force and effect. The Subsidiary is not in violation of any provision of its certificate of incorporation or by-laws.

4.3 Corporate Power and Authority. The Company and the Subsidiary each have the requisite corporate power and authority to execute and deliver this Agreement, perform each of its respective obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the Subsidiary, the performance by each of its obligations hereunder, and the consummation by each of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder actions on the part of the Company and the Subsidiary. This Agreement constitutes the legal, valid and binding obligation of the Company and the Subsidiary, enforceable against each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock, no par value and 10,000,000 shares of Company Preferred Stock. There are 1,243,750 shares of Company Common Stock outstanding and no shares of Company Preferred Stock. No shares of Company Common Stock are held as treasury shares.

(b) All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with all applicable Laws concerning the issuance of securities. There are not any shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. There are not any notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters upon which the Company’s stockholders may vote. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of the Company, and there are no irrevocable proxies with respect to shares of capital stock of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act.

4.5 Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other business association or entity, other than 100 shares (100%) of common stock of Subsidiary, which Subsidiary was formed for the purpose of entering into the transactions set forth herein, and has no business operations, assets, or liabilities, whatsoever. All of the issued and outstanding shares of the Subsidiary’s common stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with all applicable Laws concerning the issuance of securities. There are not any shares of capital stock of the Subsidiary issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities.

4.6 No Violation. Except for the filing of the Certificate of Merger, neither the execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder, nor the consummation by it of the transactions contemplated hereby, will (a) contravene any provision of the certificate of incorporation or bylaws of the Company; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration (whether after the giving of notice or the lapse of time or both) of the maturity of, any debt or obligation of the Company or binding on the Surviving Corporation after the Closing, require the consent of any other party to, constitute a breach of, create a loss of a benefit under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Company under, any note, bond, license, mortgage, indenture, lease, contract, agreement, instrument or commitment relating to the Company to which it is a party or by which it or any of its assets or properties constituting part of the business of the Company are bound.

4.7 Approvals.

(a) Except for the filing of the Certificate of Merger, no declaration, filing or registration with, notice to, nor Approval of, any Governmental Authority is required to be made, obtained or given by or with respect to the Company or Subsidiary in connection with the execution, delivery or performance by the Company or Subsidiary of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(b) The Company and Subsidiary have all Approvals required for its operation and the use and ownership or leasing of its properties and assets that constitute part of the business, as currently operated, used, owned or leased. All of such Approvals are valid, in full force and effect and in good standing, except where the failure to be so would not, individually or in the aggregate, have a Material Adverse Effect on the Condition of the Company. There is no proceeding pending or, to the knowledge of the Company, threatened, that disputes the validity of any such Approval or that is likely to result in the revocation, cancellation or suspension, or any adverse modification of any such Approval.

4.8 No Undisclosed Liabilities; Company Records. The Company does not have, and as a result of the transactions contemplated by this Agreement, will not have, any Liabilities (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except as set forth on Schedule 4.8 or in the Company’s SEC Reports. The minute books and stock record books of the Company have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Company’s stockholders, the Board of Directors, and committees of the Board of Directors of the Company.

4.9 Leases of Personal Property; Material Contracts; No Default.

(a) The Company does not have any leases for personal property.

(b) Schedule 4.9(b) hereto sets forth a true and complete list of all agreements to which the Company is a party or by which it or any of its properties or assets are bound (collectively, the “Contracts”). The Company has delivered or made available to the Purchaser a true and complete copy of each of the Contracts or other agreements listed on Schedule 4.9(b) hereto.

(c) Except as set forth on Schedule 4.9(c) hereto, the Company has performed in all material respects, or is now performing in all material respects, its obligations under, and is not in default (and would not by the lapse of time or the giving of notice or both be in default) under, or in breach or violation of, nor has it received notice of any asserted claim of a material default by the Company under, or a material breach or violation by the Company of any Contracts and, to the knowledge of the Company, the other party or parties thereto are performing in all material respects and are not in violation thereunder.

4.10 Litigation. There is no Action pending against or affecting or, to the knowledge of the Company, threatened against or affecting, the Company or any of its assets, properties or rights before any court or arbitrator or any other Governmental Authority. To the knowledge of the Company, there are no facts that would likely result in any such Action.

4.11 Compliance with Laws. The Company is in compliance in all material respects with all Laws applicable thereto. The Company is not at present charged with or, to the knowledge of the Company, threatened with any charge concerning or under any investigation with respect to, any violation, in any material respect, of any provision of any Law, and the Company is not in violation of or in default under, and to the knowledge of the Company, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any court or other Governmental Authority.

4.12 Taxes.

(a) The Company has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete and (y) timely paid (or properly accrued on the Company’s books) or there has been paid on its behalf all Taxes due from it or claimed to be due from it by any Governmental Authority (whether or not set forth on any Tax Return).

(b) The Company has complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be withheld and paid over under all applicable Tax Laws.

(c) There are no Liens for Taxes upon the assets or properties of the Company except for statutory Liens for current Taxes not yet due.

(d) The Company has not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company.

(e) No federal, state, local or foreign audits, review, or other Actions (“Audits”) exist or have been initiated with regard to any Taxes or Tax Returns of the Company, and the Company has not received any notice of such an Audit.

4.13 Insurance. The Company does not have any insurance policies or binders maintained by or for the benefit of the Company, its directors, officers, employees or agents.

4.14 Employee Benefit Plans.

(a) The Company does not have any Company Employee Plans. For purposes of this Agreement, the term “Company Employee Plans” shall mean and include: each management, consulting, non-compete, employment, severance or similar contract, plan, including, without limitation, all Company Stock Plans, arrangement or policy applicable to any director, former director, employee or former employee of the Company and each plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by the Company and covers any employee or director or former employee or director of the Company, or under which the Company has any Liability contingent or otherwise (including but not limited to each material “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any such plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA). Neither the Company nor any of its Affiliates contributes to, or is required to contribute to, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(b) The Company is in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company is pending or threatened, nor is the Company involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no suits, Actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Company Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on the Company.

4.15 Environmental Matters. No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, Action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against, the Company, and no penalty has been assessed against the Company, in each case, with respect to any matters relating to or arising out of any Environmental Law; the Company is in compliance with all Environmental Laws; and there are no Liabilities of or relating to the Company relating to or arising out of any Environmental Law and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability.

4.16 Personal Property. Schedule 4.16 hereto sets forth a true and complete list of all equipment and fixtures owned by the Company.

4.17 Real Property.

(a) The Company does not own any real property.

(b) Set forth on Schedule 4.17(b) hereto is a list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the Company uses or occupies or has the right to use or occupy any real property used by the Company (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”).

(c) The Company has performed in all material respects, or is now performing in all material respects, its obligations under, and is not in default (and would not by the lapse of time or the giving of notice or both be in default) under, or in breach or violation of, nor has it received notice of any asserted claim of a material default by the Company under, or a material breach or violation by the Company of, any of the Real Property Leases and, to the knowledge of the Company, the other party or parties thereto are performing in all material respects and are not in violation thereunder.

4.18 Accounts Receivable. The Company does not have any accounts receivable.

4.19 Inventory. The Company does not maintain any inventory.

4.20 Finders’ or Advisors’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company’s stockholders who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.21 Related-Party Transactions. Except as set forth on Schedule 4.21 or in the SEC filings of the Company, no employee, officer, or director of the Company or member of his or her immediate family is currently indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. No employee, director, or officer of the Company and no member of the immediate family of any employee, officer, or director of the Company is directly or indirectly interested in any material contract with the Company.

4.22 Disclosure. Neither this Agreement, nor any of the Exhibits or Schedules hereto nor any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, Purchaser pursuant hereto or in connection with the negotiation, execution or performance hereof, contains any untrue statement by the Company of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.

4.23 SEC Reporting. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials (together with any materials filed by the Company under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or specifically identified in the SEC Reports.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

5.1 Organization and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the failure to be so qualified or licensed or in good standing would have a Material Adverse Effect on Purchaser’s business or operations or would adversely affect its ability to consummate the transactions provided for or contemplated by this Agreement.

5.2 Corporate Records. Copies of the certificate of incorporation of the Purchaser certified by the Secretary of State of the State of Florida, and of the by-laws of the Purchaser, certified by the Secretary of Purchaser, are available for review by the Company. Such certificates of incorporation and by-laws of the Purchaser are in full force and effect. Purchaser is not in violation of any provision of its certificate of incorporation or by-laws.

5.3 Corporate Power and Authority. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of the Purchaser. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

5.4 Capitalization.

(a) The authorized capital stock of the Purchaser consists solely of 100,000,000 shares of Purchaser Common Stock, par value $.001 per share and 10,000,000 shares of Purchaser Preferred Stock. There are shares of Purchaser Common Stock outstanding as set forth on Schedule 5.4(a) and no shares of Purchaser Preferred Stock. Pursuant to Section 3.1(c) hereof at or prior to the Effective Time and additional shares of Purchaser’s Common Stock may be issued pursuant to the conversion of convertible indebtedness of the Purchaser. No shares of Purchaser Common Stock are held as treasury shares.

(b) All of the issued and outstanding shares of Purchaser Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with all applicable Laws concerning the issuance of securities. Except as set forth on Schedule 5.4(b), there are not any shares of capital stock of the Purchaser issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Purchaser to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. There are not any notes, bonds, debentures or other indebtedness of the Purchaser having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters upon which the Purchaser’s stockholders may vote. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Purchaser to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of the Purchaser, and there are no irrevocable proxies with respect to shares of capital stock of the Purchaser. There are no agreements or arrangements pursuant to which the Purchaser is or could be required to register shares of Purchaser Common Stock or other securities under the Securities Act.

5.5 Subsidiaries. Except as set forth on Schedule 5.5, the Purchaser does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

5.6 No Violation. Except for the filing of the Certificate of Merger, neither the execution and delivery of this Agreement by the Purchaser, the performance by it of its obligations hereunder, nor the consummation by it of the transactions contemplated hereby, will (a) contravene any provision of the certificate of incorporation or bylaws of the Purchaser; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration (whether after the giving of notice or the lapse of time or both) of the maturity of, any debt or obligation of the Purchaser after the Closing, require the consent of any other party to, constitute a breach of, create a loss of a benefit under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Purchaser under, any note, bond, license, mortgage, indenture, lease, contract, agreement, instrument or commitment relating to the Purchaser to which it is a party or by which it or any of its assets or properties constituting part of the business of the Purchaser are bound.

5.7 Approvals.

(a) Except for the filing of the Certificate of Merger, no declaration, filing or registration with, notice to, nor Approval of, any Governmental Authority is required to be made, obtained or given by or with respect to the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(b) The Purchaser has all Approvals required for its operation and the use and ownership or leasing of its properties and assets that constitute part of the business, as currently operated, used, owned or leased. All of such Approvals are valid, in full force and effect and in good standing, except where the failure to be so would not, individually or in the aggregate, have a Material Adverse Effect on the Condition of the Purchaser. There is no proceeding pending or, to the knowledge of the Purchaser, threatened, that disputes the validity of any such Approval or that is likely to result in the revocation, cancellation or suspension, or any adverse modification of any such Approval.

5.8 No Undisclosed Liabilities; Purchaser Records. The Purchaser does not have, and as a result of the transactions contemplated by this Agreement, will not have, any Liabilities (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except as set forth on Schedule 5.8 and up to $25,000 which may be loaned by the principal of the Purchaser to the Purchaser in November 2009 and pending the Closing. The minute books and stock record books of the Purchaser have been maintained in accordance with sound business practices. The minute books of the Purchaser contain accurate and complete records of all meetings held of, and corporate action taken by, the Purchaser’s stockholders, the Board of Directors, and committees of the Board of Directors of the Purchaser.

5.9 Leases of Personal Property; Material Contracts; No Default.

(a) Except as set forth on Schedule 5.9, the Purchaser does not have any leases for personal property.

(b) Schedule 5.9(b) hereto sets forth a true and complete list of all agreements to which the Purchaser is a party or by which it or any of its properties or assets are bound (collectively, the “Contracts”). The Purchaser has delivered or made available to the Company a true and complete copy of each of the Contracts or other agreements listed on Schedule 5.9(b) hereto.

(c) Except as set forth on Schedule 5.9(c) hereto, the Purchaser has performed in all material respects, or is now performing in all material respects, its obligations under, and is not in default (and would not by the lapse of time or the giving of notice or both be in default) under, or in breach or violation of, nor has it received notice of any asserted claim of a material default by the Purchaser under, or a material breach or violation by the Purchaser of any Contracts and, to the knowledge of the Purchaser, the other party or parties thereto are performing in all material respects and are not in violation thereunder.

5.10 Litigation. Except as set forth on Schedule 5.10 hereto, there is no Action pending against or affecting or, to the knowledge of the Purchaser, threatened against or affecting, the Purchaser or any of its assets, properties or rights before any court or arbitrator or any other Governmental Authority. To the knowledge of the Purchaser, there are no facts that would likely result in any such Action.

5.11 Compliance with Laws. The Purchaser is in compliance in all material respects with all Laws applicable thereto. The Purchaser is not at present charged with or, to the knowledge of the Purchaser, threatened with any charge concerning or under any investigation with respect to, any violation, in any material respect, of any provision of any Law, and the Purchaser is not in violation of or in default under, and to the knowledge of the Purchaser, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any court or other Governmental Authority.

5.12 Taxes.

(a) The Purchaser has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete and (y) timely paid (or properly accrued on the Purchaser’s books) or there has been paid on its behalf all Taxes due from it or claimed to be due from it by any Governmental Authority (whether or not set forth on any Tax Return).

(b) The Purchaser has complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be withheld and paid over under all applicable Tax Laws.

(c) There are no Liens for Taxes upon the assets or properties of the Purchaser except for statutory Liens for current Taxes not yet due.

(d) The Purchaser has not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Purchaser.

(e) No federal, state, local or foreign audits, review, or other Actions (“Audits”) exist or have been initiated with regard to any Taxes or Tax Returns of the Purchaser, and the Purchaser has not received any notice of such an Audit.

5.13 Insurance. The Purchaser does not have any insurance policies or binders maintained by or for the benefit of the Purchaser, its directors, officers, employees or agents.

5.14 Employee Benefit Plans.

(a) Except as set forth on Schedule 5.14, the Purchaser does not have any Purchaser Employee Plans. For purposes of this Agreement, the term “Purchaser Employee Plans” shall mean and include: each management, consulting, non-compete, employment, severance or similar contract, plan, including, without limitation, all Purchaser Stock Plans, arrangement or policy applicable to any director, former director, employee or former employee of the Purchaser and each plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by the Purchaser and covers any employee or director or former employee or director of the Purchaser, or under which the Purchaser has any Liability contingent or otherwise (including but not limited to each material “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any such plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA). Neither the Purchaser nor any of its Affiliates contributes to, or is required to contribute to, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(b) The Purchaser is in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Purchaser is pending or threatened, nor is the Purchaser involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser. There are no suits, Actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Purchaser, threatened in connection with any Purchaser Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on the Purchaser.

5.15 Environmental Matters. No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, Action, claim, suit, proceeding or review is pending or, to the knowledge of the Purchaser, threatened by any Person against, the Purchaser, and no penalty has been assessed against the Purchaser, in each case, with respect to any matters relating to or arising out of any Environmental Law; the Purchaser is in compliance with all Environmental Laws; and there are no Liabilities of or relating to the Purchaser relating to or arising out of any Environmental Law and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability.

5.16 Financial Statements. The financial statements of the Purchaser set forth on Schedule 5.16 have been prepared in accordance with GAAP (except, in the case of unaudited interim statements as indicated in the notes thereto) applied on a consistent basis during the periods involved and fairly present in all material respects, the financial position of the Purchaser as of the dates thereof and the results of operations, cash flows and shareholder’s equity for the periods then ended (subject, in the case of unaudited interim statements to normal year end audit adjustments).

5.17 Real Property.

(a) The Purchaser does not own any real property.

(b) Set forth on Schedule 5.17(b) hereto is a list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the Purchaser uses or occupies or has the right to use or occupy any real property used by the Purchaser (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”).

(c) The Purchaser has performed in all material respects, or is now performing in all material respects, its obligations under, and is not in default (and would not by the lapse of time or the giving of notice or both be in default) under, or in breach or violation of, nor has it received notice of any asserted claim of a material default by the Purchaser under, or a material breach or violation by the Purchaser of, any of the Real Property Leases and, to the knowledge of the Purchaser, the other party or parties thereto are performing in all material respects and are not in violation thereunder.

5.18 Intellectual Property. (i) The Purchaser owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business or currently conducted, as set forth on Schedule 5.18, (ii) the use of any Intellectual Property by the Purchaser does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Purchase acquired the right to use any Intellectual Property, (iii) the Purchaser has no knowledge of any person challenging or infringing upon or otherwise violating any Intellectual Property owned or licensed by the Purchaser and (iv) the Purchaser has not received any written notice of any pending claim with respect to any Intellectual Property owned or licensed by the Purchaser and no Intellectual Property owned or licensed by the Purchaser is being used or enforced in a manner that would result in the abandonment, cancellation or enforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the good will associated with the foregoing and the registrations in any jurisdiction of, and applications in any jurisdictions to register the foregoing, including any extension, modification or renewal of any such registration or obligation; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents, any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any persons; writings and other works, whether copyrightable or not, in any jurisdiction; and registration or obligations for registration of copyrights in any jurisdictions, and any renewals or extensions thereof.

5.19 Finders’ or Advisors’ Fees. Other than as set forth on Schedule 5.19, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company covenants and agrees that from the date of this Agreement until the Closing Date, except as otherwise consented to by the Purchaser in writing:

6.1 Conduct of the Company. From the date of this Agreement until the Closing, the Company shall conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable best efforts to preserve intact its business organization. Without limiting the generality of the foregoing and, without the prior written consent of the Purchaser, from the date of this Agreement until the Closing:

(a) The Company will not adopt or propose any change in its certificate of incorporation or by-laws;

(b) The Company will not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(c) The Company will not issue or sell any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company;

(d) The Company will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(e) The Company will not redeem, purchase or otherwise acquire directly or indirectly any shares of capital stock of the Company;

(f) The Company will not (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company, or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such plan;

(g) The Company will not sell, lease, license or otherwise dispose of any assets or property except pursuant to existing contracts or commitments or except in the ordinary course of business consistent with past practice;

(h) The Company will not enter into any joint venture, partnership or other similar arrangement;

(i) The Company will not take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date;

(j) The Company will not make or change any material Tax election, settle any material audit or file any material amended Tax Returns;

(k) The Company will not incur any indebtedness, other than ordinary trade payables incurred in the ordinary course (it being understood and agreed that the accrual of interest with respect to indebtedness in existence on the date of this Agreement shall not be deemed to be incurrence of indebtedness); and

(l) The Company will not agree or commit to do any of the foregoing.

6.2 Consents and Approvals. The Company and Subsidiary shall use their best efforts to obtain at the earliest practicable date, and in any event prior to Closing, all Approvals reasonably requested by the Purchaser with respect to the Company’s Contracts or that are necessary to obtain fulfillment of the conditions set forth in Article VII hereof.

6.3 No Solicitation of Transaction. The Company and the Purchaser shall not, and shall each use their best efforts to cause its officers, directors, employees, agents and advisors not to, directly or indirectly, take any of the following actions with any Person other than the Purchaser or the Company, as the case may be, without the prior written consent of either party (A) solicit, initiate, facilitate or encourage, or furnish information with respect to the Company, in connection with, any inquiry, proposal or offer with respect to any merger, consolidation or other business combination involving the Company, or the Purchaser, as the case may be, or the acquisition of all or a substantial portion of the assets of, or any securities of, the Company, or the Purchaser, as the case may be (an “Alternative Transaction”); (B) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Alternative Transaction; or (C) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Company, or the Purchaser, as the case may be, to abandon, terminate or refrain from consummating a transaction with the Purchaser or the Company, as the case may be.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to effect the Closing hereunder are subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

7.1 Representations and Warranties True. The representations and warranties contained in Article IV hereof, in the Schedules to this Agreement, and in all certificates delivered by the Company and Subsidiary to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak as of the date of this Agreement or some other date which shall be true and correct only as of such date).

7.2 Performance of Covenants. The Company and Subsidiary shall have performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

7.3 No Governmental Proceeding. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of the transactions contemplated by this Agreement.

7.4 Certificates. The Company and Subsidiary shall have furnished the Purchaser with such certificates to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Purchaser.

7.5 Consents. The Company and Subsidiary shall have obtained all consents which, the failure to so obtain would have a Material Adverse Effect on the Condition of the Company.

7.7 No Material Adverse Effect. There shall have been, between the date of this Agreement and the Closing Date, no Material Adverse Effect on the Company.

7.8 Delivery of Good Standing Certificates and Corporate Resolutions. The Purchaser shall have received certificates of good standing with respect to the Company and Subsidiary issued by the jurisdiction of its incorporation. The Purchaser shall have received copies of the resolutions of the Company and Subsidiary approving this Agreement, the Merger and the transactions contemplated herein, certified by an appropriate officer.

7.9 Director and Officer Resignations. Effective as of the Effective Time, each of the Company’s and Subsidiary’s directors and officers shall have resigned.

7.10 Financing. The Company shall have received a minimum of $50,000 from a private financing of either equity or convertible debt.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND SUBSIDIARY

The obligations of the Company and Subsidiary to effect the Closing hereunder are subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

8.1 Representations and Warranties True. The representations and warranties contained in Article V hereof and in all certificates delivered by the Purchaser to the Company pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak as of the date of this Agreement or such other date which shall be true and accurate only as of such date).

8.2 Performance of Covenants. The Purchaser shall have performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

8.3 No Governmental Proceeding. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of the transactions contemplated by this Agreement.

8.4 Certificates. The Purchaser shall have furnished the Company with such certificates to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Company.

8.5 Due Diligence. There shall be satisfaction by the Company, in its sole discretion, with its ongoing due diligence of the Purchaser.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of the Purchaser and the Company;

(b) by either the Purchaser or the Company if the Closing has not occurred prior to December 31, 2009, provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to either party whose material misrepresentations, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either the Purchaser or the Company if there has been a material misrepresentation or material breach on the part of the other party in the representations, warranties or covenants set forth in this Agreement which is not cured within ten Business Days after such other party has been notified in writing of the intent to terminate this Agreement pursuant to this clause (c);

(d) by either the Purchaser or the Company, if any permanent injunction or action by any court or other Governmental Authority of competent jurisdiction enjoining, denying Approval of or otherwise prohibiting consummation of any of the transactions contemplated by this Agreement shall become final and nonappealable;

9.2 Effect of Termination. In the event of termination of this Agreement as expressly permitted under Section 9.1 hereof, this Agreement shall forthwith become void (except for Section 2.1, Section 9.2, Article X, Section 11.3 and Section 12.2) and there shall be no Action on the part of the Company, the Company’s stockholders, the Purchaser or their respective officers, directors or affiliates; provided, that, if such termination shall result from a material misrepresentation by a party or the willful breach by a party of the covenants of such party contained in this Agreement, such party shall be fully liable for any and all Damages sustained or incurred as a result of such breach.

9.3 Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in writing in an instrument signed by or on behalf of such party. The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE X

OTHER AGREEMENTS

The parties hereto agree that:

10.1 Best Efforts. The Company, the Subsidiary and the Purchaser shall each cooperate with the others and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all Approvals required to be obtained from any third party necessary, proper or advisable to consummate the Merger and other transactions contemplated by this Agreement.

10.2 Public Announcements. At the proper time, as determined by the parties hereto in good faith consultation with each other, the Company shall issue a press release or make a public statement concerning this Agreement and the related transactions containing disclosure which is mutually agreeable to the parties; provided, that prior to the issuance of a press release, none of the parties hereto shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to this Agreement and the related transactions.

10.3 Expenses. The Purchaser, the Subsidiary, and the Company shall each bear their own expenses (including those of counsel and accountants) incurred by any of them in connection with this Agreement and the transactions contemplated herein.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement. This Agreement (including the documents and instruments referred to herein) embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all other prior commitments, arrangements or understandings, both oral and written, between the parties with respect thereto. There are no agreements, covenants, representations or warranties with respect to the transactions contemplated hereby other than those expressly set forth herein.

11.2 Governing Law; Jurisdiction; Venue. This Agreement is made in the State of Florida and the validity of this Agreement, the construction, interpretation, and enforcement thereof, and the rights of the parties thereto shall be determined under, governed by, and construed in accordance with the internal laws of the State of Florida, without regard to principles of conflicts of law. The parties further: (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in a Federal or State court of competent jurisdiction within Broward County, Florida, (ii) waive any objection that they may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the in personam jurisdiction of any Federal or State court of competent jurisdiction within Broward County, Florida in any such suit, action or proceeding. The parties each further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in a Federal or State court of competent jurisdiction within Broward County, Florida, and that service of process upon the parties mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon the parties, in any such action or proceeding.

11.3 Headings and Exhibits. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. Schedules and documents referred to in this Agreement are an integral part of this Agreement.

11.4 Survival of Representations, Warranties and Covenants. All representations and warranties made by any party in or pursuant to this Agreement or in any document delivered pursuant hereto shall terminate at the Closing; provided, however, that in the event of fraud by any party, the representations and warranties of the party shall survive the Closing for an indefinite period of time.

11.5 Notices. Any notices or other communications required or permitted hereunder shall be in writing and personally delivered at the addresses designated below, by facsimile transmission to the respective facsimile numbers designated below (with electronic confirmation of delivery), or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished by one party to the other party in compliance with the terms hereof:

If to the Purchaser or the Surviving Corporation:	iTrackr, Inc.
3701 FAU Boulevard
Suite 102
Boca Raton, FL 33431
Attention: John Rizzo
Facsimile No.: (561) 909-0139

If to the Company or the Subsidiary:	Must Haves, Inc.
1507 Presidential Way
North Miami Beach, FL 33179
Attention: Stella Gostfrand
Facsimile No.: (305) 466-8388

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date personally delivered or telefaxed, five Business Days after deposit with the U.S. Postal Service if mailed, and, if given by any other means, shall be deemed given only when actually received by the addressees.

12.6 Counterparts. This Agreement may be executed in any number of counterparts (which may be by facsimile) each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

iTrackr, Inc.

Signature:	/s/ John Rizzo
Print Name:	John Rizzo, President
Title: President

Must Haves, Inc.

Signature:	/s/ Stella Gostfrand
Print Name:	Stella Gostfrand
Title: President

iTrackr Acquisition, Inc.

Signature:	/s/ Stella Gostfrand
Print Name:	Stella Gostfrand
Title: President